CONTACT:

TDK Mediactive, Inc.
Merja Reed
Corporate Offices
(818) 878-0505 ext: 139
Merja_Reed@tdk-m.com


FOR IMMEDIATE RELEASE


         TDK MEDIACTIVE, INC. ANNOUNCES $8 MILLION CREDIT FACILITY


CALABASAS, CA, April 11, 2001: TDK Mediactive, Inc. (OTCBB: TDKM) today reported that it has signed an $8 million loan financing agreement with TDK U.S.A. Corporation. The loan agreement provides working capital for the Company and matures March 2002.

"Mediactive is developing many new titles launching during the summer and the next holiday season," said Vincent Bitetti, Chief Executive Officer of TDK Mediactive. "This financing provides us with significant working capital necessary to complete these titles."

"Although we were able obtain this funding through our major shareholder, the Company will require additional funding to continue our plans to add new titles for launching during 2002." said Martin Paravato, Chief Financial Officer." There is no assurance, however, that such additional funding can be obtained at rates acceptable to the Company.

About TDK Mediactive, Inc.

Southern California-based TDK Mediactive, Inc. is a global publisher of high quality entertainment software for current and next generation videogame systems. The Company's games are based on original and licensed content derived from major motion pictures, video franchises, popular literature and popular culture. TDK Mediactive has exclusive technology and content licenses with Sony Entertainment Corporation of America, Microsoft Corporation, Nintendo of America, DreamWorks SKG, Universal Studios, The Harvey Entertainment Co., New Line Cinema, and Signature Networks, and others.

TDK Mediactive is part of TDK Corporation's global effort to expand its offerings to consumers of entertainment-oriented products. More information about TDK Mediactive and its products is available at www.tdk-mediactive.com.

About TDK USA Corporation:

TDK U.S.A. Corporation ("TUC"), founded in 1981, is a wholly owned subsidiary of TDK Corporation (NYSE Symbol "TDK") and the parent company of TDK's 12 U.S. subsidiaries, other than TDK Mediactive, Inc. Through these U.S. subsidiaries, TUC is engaged in the manufacture, sale and distribution of blank recording media (optical and magnetic), electronic materials and components, and integrated circuits of LAN/WAN embedded modem and set-top box applications and employs in excess of 2600 employees. More information on TUC is available through TDK's worldwide web site at www.tdk.com
This release contains forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Readers should not place undue reliance on forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. Readers should carefully review the risk factors described in the documents the Company files from time to time with the Securities and Exchange Commission.